                                            FILED PURSUANT TO RULE NO. 424(b)(2)
                                                      REGISTRATION NO. 333-45929


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 10, 1998)

                                 $100,000,000
                            SOLA INTERNATIONAL INC.
                             6 7/8% NOTES DUE 2008

                               ----------------

  Interest on the 6 7/8% Notes due 2008 (the "Notes") is payable semiannually on March 15 and September 15 of each year, commencing September 15, 1998. The Notes will mature on March 15, 2008. The Notes will not be subject to any sinking fund. The Notes will be redeemable, as a whole or from time to time in part, at the option of the Company on any date at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) thereon discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 20 basis points, plus in either case accrued interest on the principal amount being redeemed to such redemption date.

  The Notes will be issued in the form of one or more global Notes (the "Global Securities") registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Global Securities will be shown on, and transfers will be effected only through, records maintained by DTC and its participants. Except as described herein, Notes in definitive form will not be issued. See "Description of Debt Securities--Book-Entry Debt Securities" in the accompanying Prospectus.

  SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES OFFERED HEREBY.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION OR  ANY  STATE  SECURITIES  COMMISSION,  NOR HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
     THE ACCOMPANYING  PROSPECTUS. ANY REPRESENTATION TO  THE CONTRARY IS
      A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                                    PRICE TO      UNDERWRITING         PROCEEDS TO
                                    PUBLIC(1)      DISCOUNT(2)         COMPANY(3)
----------------------------------------------------------------------------------
Per Note.........................    99.595%          .65%               98.945%
----------------------------------------------------------------------------------
Total............................  $99,595,000      $650,000           $98,945,000
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from March 19, 1998.
(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $500,000.

                               ----------------

  The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book-entry facilities of DTC on or about March 19, 1998.

                               ----------------

MERRILL LYNCH & CO.
                  MORGAN STANLEY DEAN WITTER
                                                 BANCAMERICA ROBERTSON STEPHENS

                               ----------------

           The date of this Prospectus Supplement is March 13, 1998.

                          FORWARD-LOOKING STATEMENTS

  Certain statements included or incorporated by reference herein and in the accompanying Prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and are subject to a number of risks and uncertainties. Any such forward-looking statements contained or incorporated by reference herein or in the accompanying Prospectus should not be relied upon as predictions of future events. Such forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. In that regard, the following factors, among others and in addition to the matters discussed elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated or deemed to be incorporated by reference herein, could cause actual results or other matters to differ materially from those in such forward-looking statements: highly competitive conditions in the eyeglass lens and coating industry and the effect of new products on results, risks associated with international operations, risks associated with currency fluctuations, restrictions on payment of dividends from the Company's subsidiaries, effect of the Company's indebtedness on operations and liquidity, reliance on key management and risk of liability under environmental laws. As a result of the foregoing, no assurance can be given as to future results of operations or financial condition, and the Company wishes to caution prospective investors not to rely on any such forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements, which speak only as of the date made. For a discussion of certain of these risks and uncertainties, see "Risk Factors" in the accompanying Prospectus and Exhibit 99.1, Factors Affecting Future Operating Results, included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, which is incorporated by reference in the accompanying Prospectus and may be obtained as described therein under "Available Information."

                               ----------------

  Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Such transactions may include stabilizing, the purchase of Notes to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                                  THE COMPANY

  Unless otherwise expressly stated or the context otherwise requires, all references to the "Company" or "Sola" herein refer to Sola International Inc. (or its predecessors) and consolidated subsidiaries. References herein to fiscal years are to the Company's fiscal year which ends on March 31 of each year. For example, the twelve months ended March 31, 1997 are referred to herein as fiscal 1997. Data included and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus regarding the size, growth and factors affecting markets for lenses, Sola's market position, demographic and other trends (including changes in age of the population, wealth, literacy, need for vision correction and similar matters), changes in consumer preferences, plastic lens sales as a proportion of total lens sales in specific markets, market share, competitive position and other similar matters are approximations based on the Company's estimates. Although the Company believes that such data are generally indicative of the matters reflected therein, such data are inherently imprecise and investors are cautioned not to place undue reliance on any such data. Unless the context otherwise requires, the data relating to sales of lenses is based on unit, rather than dollar sales.

  Sola designs, manufactures and distributes a broad range of eyeglass lenses, primarily focusing on the plastic lens segment of the global lens market. Sola has manufacturing and distribution sites in three major regions--North America, Europe and Rest of World (comprised primarily of Australia, Asia and South America). The Company believes it is one of the leaders in plastic eyeglass lens sales in each of these geographic regions (if the Japanese market is excluded from Rest of World).

  Sola believes its principal strengths lie in value-added lens designs, materials and coatings, which are product categories that the Company believes are experiencing faster growth than the overall global lens market. Sola has successfully pursued a strategy of building one of the leading positions in categories such as progressive lenses, anti-reflection lens coatings, plastic photochromic lenses and thinner and lighter plastic lenses, which typically generate higher gross profit margins. Sola has also developed an innovative lens delivery system, Matrix(TM), which is currently being launched in the United States and overseas.

  The Company's historical growth in sales and operating income (before non-recurring charges) reflects the global market growth for plastic lenses and Sola's success in capturing strong positions in a number of worldwide markets, as well as in certain key geographic regions and product categories. From fiscal 1993 to fiscal 1997, the Company's net sales grew from $281.5 million to $488.7 million and operating income grew from $30.3 million to $57.3 million. Net sales and operating income for the nine months ended December 31, 1997 were $402.6 million and $64.1 million, respectively. Fiscal 1997 and the nine months ended December 31, 1997 include results of the Worldwide Ophthalmic Group of American Optical Corporation, which the Company acquired in June 1996.

  The global market for plastic lenses is relatively young and has emerged principally in the past 20 years. The Company estimates that sales in this market are approaching $2 billion annually (based on wholesale prices). The Company believes that the factors driving market growth in developed markets differ from the factors driving growth in developing markets. The Company believes that the growth in developed markets is driven by the increasing average age of the population and consumer preference for higher value-added products while the growth in developing markets is driven by increasing usage of eyeglasses and a substitution of plastic lenses for glass lenses. The Company believes that the following trends are likely to be significant factors contributing to the growth in the eyeglass lens market:

  The increasing average age of the population, primarily in the Company's two largest markets--the United States and Europe. Sola believes that demographic trends in the United States and Europe are quite favorable for future revenue and margin growth in the lens industry. The aging of the population increases the number of consumers who are likely to require vision correction and the Company believes that the increasing population group over the age of 45 is more likely to use higher value-added lenses such as progressives and bifocals. Industry sources estimate that over 90% of the U.S. population over the age of 45 requires vision correction. In the United States, this age group is estimated to be increasing by approximately 2 million individuals per year. The Company believes similar demographic trends are evident in other developed countries.

  A shift in consumer preference from lower-value plastic lenses toward higher-value plastic lenses. Sola believes that eyeglass wearers in the Company's most significant markets, such as the United States and Europe, are replacing their lower-value lenses with higher-value lenses due to the availability of thinner, lighter plastic lenses, lens coatings and improved lens designs. For example, enhanced coatings have permitted the introduction of eyeglasses that offer improved durability, increased light transmission and better cosmetics.

  Increases in wealth and literacy and, therefore, eyeglass use, in less developed markets. The Company believes that many first time purchasers of eyeglasses, particularly in developing markets, are entering the market due to growth in income, a population shift from rural to urban areas, higher literacy rates, the spread of television and computers, and increasing employment in office or industrial settings where vision correction is necessary.

  The substitution of plastic for glass lenses. The Company estimates that in the past 25 years, the penetration of plastic lenses has grown from an insignificant amount to a substantial majority of all eyeglass lenses sold in North America and a majority of all eyeglass lenses sold in Western Europe. This trend can be attributed largely to the lighter weight, greater impact resistance and tinting flexibility of plastic as compared with glass lenses. The Company believes that this trend will continue in these and other markets, particularly where the percentage of plastic lens users is small. For example, the Company believes that the plastic lens market in certain developing markets is experiencing rapid growth, particularly when compared to the United States and Western European markets.

BUSINESS STRATEGY

  The Company has successfully implemented a business strategy that has enabled it to achieve its strong market position and consistent growth in sales and operating income (before non-recurring items). The Company intends to continue to pursue this strategy to capitalize on the favorable industry trends discussed above. This strategy includes the following:

  Continual Introduction of Higher Value-Added, Technologically Advanced Products. The Company believes that it is one of the technology leaders in the plastic lens industry, especially with respect to the development of new lens materials, and continues to devote significant resources to the development of new products and technology. Over the last ten years, the Company has successfully developed and marketed a number of innovative products. The Company is a frequent winner of Optical Laboratory Association awards for its products and, most recently, won an award for its new Percepta(R) progressive lens. Sola also has developed its own major proprietary lens material, Spectralite(R). Sola has developed and successfully marketed proprietary progressive lenses made from Spectralite(R), including VIP Gold(R) and Percepta(R). Sola's proprietary Matrix(TM) delivery system, which allows the rapid delivery of lenses with anti-reflection coating, is also being installed at an increasing number of United States and foreign locations. These new products incorporate more complex design features and new materials and coatings that differentiate them from competitors' products. Sales of these new products generally have experienced a higher growth rate and generated an above average gross profit per pair compared to other plastic lenses sold by the Company.

  Expansion of Global Distribution Capabilities. Since its inception, the Company has selectively expanded its global distribution capabilities. The Company has 50 major distribution centers in 20 countries and its products are currently sold to customers in over 50 countries worldwide.

  Commitment to Customer Service and Product Quality. The Company continually seeks to differentiate itself by providing its customers with improved delivery timeliness, a wide range of product offerings, and a commitment to product quality, technical support and product education. With manufacturing and distribution facilities in each of its three regions, the Company seeks to customize its product mix to reflect local demands and to deliver products at a lower cost and on a more timely basis than its competitors.

  Emphasis on Efficient and Low Cost Manufacturing. Sola's manufacturing strategy is to balance the benefits of local manufacturing with those of least-cost sourcing. Each of the Company's three regions has its own manufacturing facilities and is largely self-sufficient. The Company directs production of some high volume, standard products to lower cost sites and produces newer, more complex products at more experienced manufacturing sites located near the Company's research and development centers.

  The Company has implemented an on-going management program to reduce manufacturing costs through (i) centralized purchase of certain raw materials and improved supplies procurement, (ii) increased Company-wide use of best internal demonstrated manufacturing practices and (iii) increased use of automation at sites located in higher labor cost countries. This program provides for a continual review of costs on a plant by plant basis and a sharing of information and ideas across all of the Company's manufacturing units. The Company believes that the program has been responsible for identifying significant cost saving opportunities, primarily as a result of yield improvements, savings in the cost of supplies and raw materials and higher asset utilization rates.

                                USE OF PROCEEDS

  The proceeds to the Company from the sale of the Notes offered hereby (net of underwriting discounts and commissions and the estimated expenses of the offering) are estimated to be approximately $98.4 million. The Company plans to use the proceeds of the offering to repay indebtedness outstanding under its bank credit agreement (the "Credit Agreement"). Amounts repaid under the Credit Agreement from the proceeds of the offering may, subject to the terms and conditions of the Credit Agreement, be reborrowed from time to time.

  Indebtedness under the Credit Agreement accrues interest at either a base rate or a LIBOR rate (or the foreign jurisdiction equivalent under Tranche A) plus a margin. Tranche A of the Credit Agreement permits borrowings of up to $30 million (or foreign currency equivalent) and matures in October 2000 and may be extended to May 2001. Tranche B permits borrowings of up to $270 million and matures in May 2001. Indebtedness currently outstanding under the Credit Agreement was incurred in connection with the Company's repurchase of all of its senior subordinated notes, the Company's acquisition (the "AO Acquisition") of the worldwide ophthalmic lens business of American Optical Corporation, the Company's acquisition of Neolens, Inc. and for general corporate purposes. As of February 20, 1998, approximately $208 million was outstanding under the Credit Agreement, and the weighted average interest rate was approximately 6.1%.

                                CAPITALIZATION

  The following table sets forth the unaudited short-term debt and the unaudited capitalization of the Company and its consolidated subsidiaries as of December 31, 1997 and as adjusted to give effect to the offering made hereby and the application of the estimated net proceeds therefrom as if they had occurred as of December 31, 1997. The information presented below should be read in conjunction with the Consolidated Condensed Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included in the Company's Form 10-Q for the quarter ended December 31, 1997.

                                                     AS OF DECEMBER 31, 1997
                                                     ---------------------------
                                                       ACTUAL      AS ADJUSTED
                                                     -----------  --------------
                                                      (DOLLARS IN THOUSANDS)
Short-term debt, including current maturities of
 long-term debt..................................... $    20,791   $    20,791
                                                     ===========   ===========
Long-term debt:
  Credit Agreement(1)............................... $   190,000   $    91,555
  Notes offered hereby, net of unamortized discount
   of $405,000......................................         --         99,595
  Other long-term debt..............................       1,689         1,689
                                                     -----------   -----------
    Total long-term debt............................     191,689       192,839
                                                     -----------   -----------
Shareholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
   authorized; no shares issued.....................         --            --
  Common stock, $.01 par value; 50,000,000 shares
   authorized, 24,491,086 shares issued and
   outstanding(2)...................................         245           245
  Additional paid-in capital........................     273,369       273,369
  Equity participation loans........................        (230)         (230)
  Retained earnings.................................      41,082        41,082
  Cumulative foreign currency adjustments...........     (10,673)      (10,673)
                                                     -----------   -----------
    Total shareholders' equity......................     303,793       303,793
                                                     -----------   -----------
    Total capitalization............................ $   495,482   $   496,632
                                                     ===========   ===========

--------
(1) At December 31, 1997, the Company had $104.4 million of unused borrowing capacity under the Credit Agreement.
(2) Excludes 2,353,641 shares that may be issued upon the exercise of options previously granted pursuant to the Company's stock option plan as of December 31, 1997.

                        SELECTED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The selected financial data set forth below as of March 31, 1997 and 1996 and for the fiscal years ended March 31, 1997, 1996 and 1995 (other than certain information set forth under Other Financial Data) are derived from, and should be read in conjunction with, the audited financial statements and the notes thereto included in the Company's Form 10-K for the fiscal year ended March 31, 1997. The financial statements for the year ended March 31, 1997 reflect the consolidated operations of the Company after accounting for the AO Acquisition on June 19, 1996, using the purchase method of accounting. The selected financial information set forth below at December 31, 1997 and for the nine months ended December 31, 1997 and 1996 is derived from unaudited financial statements of the Company. In the opinion of the Company, such unaudited financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's results of operations for those periods and financial position at those dates. The results for the nine months ended December 31, 1997 are not necessarily indicative of the results for any future period. The selected financial data as of March 31, 1995 and 1994 and for the four and eight months ended March 31, 1994 and November 30, 1993, respectively (other than certain information set forth under Other Financial Data), are derived from the audited financial statements for such periods. The selected financial data set forth below as of March 31, 1993 and for the fiscal year ended March 31, 1993 (other than certain information set forth under Other Financial Data) are derived from the audited combined financial statements for such fiscal year. The financial information for all periods prior to December 1, 1993, the date of the Company's purchase of the Sola business unit (the "Predecessor Business") of Pilkington plc, are those of the Predecessor Business. The historical data of the Predecessor Business and the Company are not comparable in all respects.

                                          SOLA INTERNATIONAL INC.                                      PREDECESSOR BUSINESS
                           ------------------------------------------------------------------------    ----------------------
                                                                                            FOUR         EIGHT       FISCAL
                                                                                           MONTHS       MONTHS        YEAR
                           NINE MONTHS ENDED            FISCAL YEAR ENDED                   ENDED        ENDED       ENDED
                             DECEMBER 31,                   MARCH 31,                     MARCH 31,    NOV. 30,    MARCH 31,
                           ---------------------    ---------------------------------     ---------    ----------  ----------
                             1997         1996        1997        1996         1995         1994         1993         1993
                           --------     --------    --------    --------     --------     ---------    ----------  ----------
STATEMENT OF OPERATIONS
 DATA
 Net sales...............  $402,624     $357,451    $488,689    $387,709     $345,631     $106,030     $  200,025  $  281,494
 Cost of sales...........   211,591      195,731(3)  264,535(3)  201,991      185,626       93,428(1)     115,319     157,159
                           --------     --------    --------    --------     --------     --------     ----------  ----------
 Gross profit............   191,033      161,720     224,154     185,718      160,005       12,602         84,706     124,335
                           --------     --------    --------    --------     --------     --------     ----------  ----------
 Research and development
  expenses...............    13,744       12,767      17,539      13,329       14,051        3,877          7,246      10,785
 Selling and marketing
  expenses...............    72,529       67,133      92,387      66,345       61,143       19,146         33,483      51,183
 General and
  administrative
  expenses...............    40,637       37,002      47,381      45,291       45,067(2)    10,584         23,438      32,041
 In-process research and
  development expense....       --         9,500(3)    9,500(3)      --           --        40,000(1)         --          --
                           --------     --------    --------    --------     --------     --------     ----------  ----------
 Operating expenses......   126,910      126,402     166,807     124,965      120,261       73,607         64,167      94,009
                           --------     --------    --------    --------     --------     --------     ----------  ----------
 Operating income
  (loss).................    64,123       35,318      57,347      60,753       39,744      (61,005)        20,539      30,326
 Interest expense, net...   (13,387)     (11,692)    (15,961)    (12,141)     (18,522)      (6,160)        (3,071)     (4,490)
 Foreign currency
  adjustments............       --           --          --          --           --          (167)          (478)       (814)
                           --------     --------    --------    --------     --------     --------     ----------  ----------
 Income (loss) before
  provision (benefit) for
  income taxes, minority
  interest and
  extraordinary item.....    50,736       23,626      41,386      48,612       21,222      (67,332)        16,990      25,022
 Provision (benefit) for
  income taxes...........    16,946        6,655      10,737      13,623        6,649       (6,194)         5,833       8,507
 Minority interest.......       312          --          248        (401)        (933)        (256)          (408)        --
                           --------     --------    --------    --------     --------     --------     ----------  ----------
 Income (loss) before
  extraordinary item.....    34,102       16,971      30,897      34,588       13,640      (61,394)        10,749      16,515
 Extraordinary items, net
  of tax.................    (5,923)(4)      --          --         (912)(4)   (3,915)(2)      --             --          --
                           --------     --------    --------    --------     --------     --------     ----------  ----------
 Net income (loss).......  $ 28,179     $ 16,971    $ 30,897    $ 33,676     $  9,725     $(61,394)    $   10,749  $   16,515
                           ========     ========    ========    ========     ========     ========     ==========  ==========

                                       SOLA INTERNATIONAL INC.                  PREDECESSOR BUSINESS
                         ---------------------------------------------------    ----------------------
                                                                      FOUR        EIGHT       FISCAL
                                                                    MONTHS       MONTHS        YEAR
                         NINE MONTHS ENDED    FISCAL YEAR ENDED      ENDED        ENDED       ENDED
                            DECEMBER 31           MARCH 31,        MARCH 31,    NOV. 30,    MARCH 31,
                         ----------------- ----------------------- ---------    ----------  ----------
                           1997     1996   1997(3)  1996    1995     1994         1993         1993
                         -------- -------- ------- ------- ------- ---------    ----------  ----------
OTHER FINANCIAL DATA
 EBITDA(5).............. $ 79,487 $ 48,853 $75,754 $75,075 $53,604 $(56,297)    $   27,556   $   39,261
 Ratio of EBITDA to
  interest expense,
  net...................     5.94     4.18    4.75    6.18    2.89      -- (6)       (10)         (10)
 Ratio of earnings to
  fixed charges(8)......     4.30     2.75    3.24    4.36    2.03      -- (7)        4.86         4.86
 Ratio of long-term debt
  to capitalization (at
  period end)(9)........     0.39     0.36    0.36    0.34    0.40     0.75          (10)         (10)

                                                                          PREDECESSOR
                                     SOLA INTERNATIONAL INC.               BUSINESS
                         ------------------------------------------------ -----------
                            AS OF                     AS OF MARCH 31,
                         DECEMBER 31, -----------------------------------------------
                             1997       1997     1996     1995     1994      1993
                         ------------ -------- -------- -------- -------- -----------
BALANCE SHEET DATA
 Total assets...........   $644,798   $605,508 $416,849 $383,457 $360,631  $246,944
 Long-term debt.........    191,689    162,797   97,890  107,407  186,740     9,744
 Parent company
  investment............        --         --       --       --       --    117,129
 Total shareholders'
  equity................    303,793    284,298  192,241  159,443   63,495       --

--------
 (1) For the four months ended March 31, 1994, the Company recorded two non-recurring, non-cash charges associated with the Company's purchase of the Predecessor Business in December 1993: (i) a $32.9 million charge for the amortization associated with an inventory write-up to fair value that was reflected in cost of sales; and (ii) a $40.0 million charge for the write-off of in-process research and development that was reflected in in-process research and development expense.
 (2) For fiscal 1995, the Company recorded two non-recurring charges in connection with the Company's initial public offering of the Company's Common Stock in March 1995 (the "IPO"): (i) a $3.0 million charge for the termination of the AEA management agreement with the Company that was reflected in general and administrative expenses; and (ii) a $3.9 million write-off of debt issuance costs that was reflected in the historical financial statements as an extraordinary item.
 (3) For fiscal 1997, the Company recorded two non-recurring charges in connection with the Company's acquisition of the worldwide ophthalmic lens business of American Optical Corporation in June 1996: (i) a $7.2 million charge for the amortization associated with an inventory write-up to fair value that was reflected in cost of sales; and (ii) a $9.5 million charge for the write-off of in-process research and development expense that was reflected in in-process research and development expense.
 (4) For fiscal 1996 and the nine months ended December 31, 1997, the extraordinary items comprise losses due to the repurchase of senior subordinated notes, net of tax.
 (5) "EBITDA" represents, for any period, income (loss) before interest (including amortization of original issue discount and debt issuance costs), income taxes, depreciation and amortization. EBITDA is presented because it is an accepted financial indicator of a company's ability to service and/or incur indebtedness and management believes that its presentation is helpful to investors. However, the EBITDA measure should not be considered as an alternative to net income as a measure of the Company's operating results or to cash flows as a measure of liquidity. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.
 (6) EBITDA was insufficient to cover interest expense, net by $56.3 million due to the Company recording two non-recurring, noncash charges. See Note 1 above.
 (7) Earnings were insufficient to cover fixed charges by $60.4 million due to the Company recording two non-recurring, noncash charges. See Note 1 above.
 (8) See "Ratio of Earnings to Fixed Charges" in the accompanying Prospectus for information regarding the computation of the ratio of earnings to fixed charges.
 (9) For purposes of this ratio, capitalization is defined as the sum of long-term debt plus total shareholders' equity.
(10) The ratios for the Predecessor Business are not comparable to those of the Company.

                           DESCRIPTION OF THE NOTES

GENERAL

  The 6 7/8% Notes due 2008 (the "Notes") offered hereby are a series of "Debt Securities" as defined and described in the accompanying Prospectus, and the following description of the terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus. The following statements relating to the Notes and the Indenture (as defined below) are summaries of certain provisions of the Notes and the Indenture and do not purport to be complete. Such statements are qualified by reference to the provisions of the Notes and the Indenture, copies of which have been or will be filed as exhibits to or incorporated by reference in the Registration Statement (as defined in the accompanying Prospectus) and may be obtained as described under "Available Information" in the accompanying Prospectus. Unless otherwise expressly stated or the context otherwise requires, all references to the "Company" or "Sola" appearing under this caption "Description of the Notes" and under the caption "Description of Debt Securities" in the accompanying Prospectus mean Sola International Inc. excluding its subsidiaries. Other capitalized terms used herein but not defined shall have the meanings given to them in the accompanying Prospectus or, if not defined in the Prospectus, in the Indenture.

  The Notes will be senior unsecured obligations of the Company. The Notes will be issued pursuant to the provisions of an Indenture (the "Indenture"), entered into between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee").

  The Notes will mature on March 15, 2008. The Notes will bear interest from March 19, 1998 (at the rate of interest referred to above) payable on March 15 and September 15 of each year, commencing on September 15, 1998. Subject to certain exceptions therein set forth, the Indenture provides for the payment of interest on any interest payment date only to persons in whose names the Notes are registered at the close of business on the corresponding regular record date, which is the March 1 or September 1, as the case may be (whether or not a Business Day), next preceding such interest payment date. Interest payments on the Notes will include interest accrued to, but excluding, the applicable interest payment date, redemption date or maturity date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

  The Notes will be a separate series of Debt Securities under the Indenture, limited initially in aggregate principal amount to $100 million. However, the Company may from time to time, without the consent of the holders of the Notes, provide for the issuance of additional Notes (which may constitute part of the same series of Debt Securities as the Notes offered hereby) or other Debt Securities under the Indenture in addition to the Notes offered hereby. The Indenture will not limit the amount of other indebtedness that may be issued by the Company or any of its subsidiaries. The Notes are not subject to any sinking fund.

  The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. The Notes will be evidenced by one or more global Notes (the "Global Securities") in book-entry form, except under the limited circumstances described in the accompanying Prospectus under "Description of Debt Securities--Book-Entry Debt Securities." The Global Securities will be registered in the name of a nominee of The Depository Trust Company, as depositary for the Notes. Notices or demands to or upon the Company in respect of the Notes and the Indenture may be served and, in the event that Notes are issued in definitive certificated form, Notes may be surrendered for payment, registration of transfer or exchange, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the office of an affiliate of the Trustee, which on the date of this Prospectus Supplement is located at 61 Broadway, 15th Floor, New York, New York 10006.

OPTIONAL REDEMPTION

  The Notes will be redeemable, as a whole or from time to time in part, at the option of the Company on any date (a "Redemption Date") at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as hereinafter defined) thereon discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as hereinafter defined) plus 20 basis points, plus in either case accrued interest on the principal amount being redeemed to such Redemption Date; provided that installments of interest on Notes which are due and payable on an interest payment date falling on or prior to the relevant Redemption Date shall be payable to the Holders of such Notes, or one or more Predecessor Securities, registered as such at the close of business on the relevant regular record date according to their terms and the provisions of the Indenture.

  "Treasury Rate" means, with respect to any Redemption Date for the Notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

  "Comparable Treasury Issue" means, with respect to any Redemption Date for the Notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

  "Comparable Treasury Price" means, with respect to any Redemption Date for the Notes, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations actually obtained by the Trustee for such Redemption Date. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

  "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and BancAmerica Robertson Stephens and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

  "Remaining Scheduled Payments" means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Notes to be redeemed.

  Unless the Company defaults in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

  Except as described under "--Certain Covenants" below and under "Description of Debt Securities-- Consolidation, Merger or Transfer of Assets" in the accompanying Prospectus, the Indenture does not contain any provisions that would afford holders of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Company, (ii) a change in control or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of the Notes.

CERTAIN COVENANTS

  The Indenture will contain, among others, the following covenants:

  Limitation on Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or guarantee any Debt secured by a Lien on any Principal Property or by a Lien on any Debt or shares of capital stock of, or other ownership interests in, any Restricted Subsidiary ("Secured Debt") (whether such Principal Property, Debt, shares of capital stock or ownership interests are owned or outstanding on the Original Issuance Date or thereafter acquired or issued, as the case may be) if, immediately after giving effect thereto, the sum, without duplication, of (a) the aggregate principal amount of all Secured Debt (other than Excluded Debt (as defined below)) and (b) the aggregate amount of all Attributable Debt in respect of Sale and Leaseback Transactions (other than Excluded Transactions (as defined below)) would exceed 15% of the Company's Consolidated Net Tangible Assets as of the date of determination, unless the Company provides, concurrently with or prior to the creation, incurrence, assumption or guarantee of such Secured Debt, that the Notes shall be secured equally and ratably with (or, at the option of the Company, prior to) such Secured Debt (for so long only as such Secured Debt is so secured).

  The provisions set forth in the immediately preceding paragraph shall not apply to Debt secured by the following Liens ("Excluded Debt"):

    (i) Liens existing on the Original Issuance Date;

    (ii) Liens on any Principal Property, Debt, shares of capital stock or other ownership interests existing at the time of acquisition thereof (whether by merger, acquisition of stock or assets or otherwise) by the Company or any of its Subsidiaries (whether or not the obligations secured by such Liens are assumed by the Company or a Restricted Subsidiary), provided that such Liens were not created in contemplation of or in connection with such acquisition;

    (iii) Liens upon or with respect to any Principal Property acquired, constructed, improved, developed or expanded by the Company or any of its Subsidiaries after the Original Issuance Date which (A) are created, incurred or assumed contemporaneously with, or not later than 270 days after, the latest to occur of the acquisition (whether by merger, acquisition of stock or assets or otherwise), or the completion of construction, improvement, development or expansion, as the case may be, of such Principal Property, and (B) secure Debt incurred or assumed to finance all or any part of the purchase price of such Principal Property or the cost of such construction, improvement, development or expansion, as the case may be;

    (iv) Liens on shares of capital stock of or other ownership interests in or property of a Restricted Subsidiary to secure Debt incurred or assumed to finance all or any part of the acquisition cost of such Restricted Subsidiary, provided that such Debt is incurred or assumed and the related Liens are created not later than 270 days after such Restricted Subsidiary first becomes a Subsidiary;

    (v) Liens on the property of any Subsidiary securing Debt owing by such Subsidiary to the Company or to any other Subsidiary;

    (vi) Liens in favor of domestic or foreign governments or governmental bodies to secure partial, advance, progress or other payments pursuant to any contract or statute and Liens in favor of any domestic or foreign government or governmental body incurred in connection with industrial revenue, pollution control, private activity bond or similar financing;

    (vii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

    (viii) Liens for taxes, assessments or governmental charges or levies not yet due or which are being contested by the Company in good faith and for which appropriate reserves have been established in accordance with GAAP;

    (ix) Permitted Liens; and

    (x) Liens for the sole purpose of extending, renewing or replacing in whole or in part the Debt secured thereby referred to in the foregoing clauses (i) through (ix), inclusive, or in this clause (x); provided, however, that the Debt excluded pursuant to this clause (x) shall be excluded only in an amount not to exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement (together with any premium, fee or expense payable in connection with any such replacement, extension or renewal), and that such extension, renewal or replacement shall be limited to all or part of the Principal Property, Debt, shares of capital stock or other ownership interests, as the case may be, subject to the Lien so extended, renewed or replaced.

  Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into, assume, guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction involving any Principal Property or a significant portion thereof (whether such Principal Property is owned on the Original Issuance Date or thereafter acquired), if, immediately after giving effect thereto, the sum, without duplication, of (a) the aggregate principal amount of all Secured Debt (other than Excluded Debt) and (b) the aggregate amount of all Attributable Debt in respect of Sale and Leaseback Transactions (other than Excluded Transactions) would exceed 15% of the Company's Consolidated Net Tangible Assets as of the date of determination.

  The provisions set forth in the immediately preceding paragraph shall not apply to any Sale and Leaseback Transaction (an "Excluded Transaction") if:

    (i) not later than 270 days from the date of such Sale and Leaseback Transaction, the Company or such Subsidiary applies an amount not less than the greater of (A) the net proceeds of the sale of the Principal Property (or portion thereof) sold pursuant to such Sale and Leaseback Transaction and (B) the fair value (as determined by the Board of Directors by Board Resolution) of such Principal Property (or portion thereof) to retire Funded Debt of the Company or any Subsidiary, or to purchase other property having a fair value (as determined by the Board of Directors by Board Resolution) at least equal to the fair value (as determined by the Board of Directors by Board Resolution) of the Principal Property (or portion thereof) sold in such Sale and Leaseback Transaction and which other property constitutes a Principal Property (or portion thereof);

    (ii) such Sale and Leaseback Transaction occurs not later than 270 days after the latest to occur of the date of acquisition by the Company or such Subsidiary or the completion of construction of the Principal Property (or portion thereof) sold pursuant to such transaction;

    (iii) such Sale and Leaseback Transaction is between the Company and any Subsidiary or between any Subsidiaries;

    (iv) at the time such Sale and Leaseback Transaction is entered into, the term of the related lease to the Company or such Subsidiary of the Principal Property (or portion thereof) sold pursuant to such transaction is three years or less;

    (v) such Sale and Leaseback Transaction is a transaction in which the relevant Principal Property (or significant portion thereof) is sold to and leased back from any domestic or foreign government or governmental body in connection with pollution control, industrial revenue, private activity bond or similar financing;

    (vi) such Sale and Leaseback Transaction involves the extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of a lease pursuant to a Sale and Leaseback Transaction referred to in the above clauses (i) through (v); provided, however, that such lease extension, renewal or replacement shall be limited to all or any part of the same property leased under the lease so extended, renewed or replaced (plus improvements to such property).

  The Indenture does not restrict (i) the incurrence of unsecured debt by the Company or any of its Subsidiaries or (ii) except as described under "Description of Debt Securities--Consolidation, Merger and Transfer of Assets" in the accompanying Prospectus, the transfer of a Principal Property to a Subsidiary or any third party.

CERTAIN DEFINITIONS

  "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as of the time of determination, the present value (discounted at a rate per annum equal to the rate per annum at which, at the inception of the lease involved in such Sale and Leaseback Transaction, the lessee would have been able to borrow monies in an amount equal to the proceeds of the Principal Property (or portion thereof) sold pursuant to such Sale and Leaseback Transaction and for a term substantially similar to the term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended)) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the lesser of (i) the total amount of rental payments required to be paid under such lease from the later of the first date upon which such lease may be so terminated and the date of the determination of such Attributable Debt, through the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) and (ii) the amount of such penalty.

  "Board of Directors" means either the board of directors of the Company or any duly authorized committee of that board.

  "Consolidated Net Tangible Assets" means, with respect to the Company and as of any date of determination, the total assets of the Company and its consolidated Subsidiaries determined in accordance with GAAP as they appear on the then most recently prepared consolidated balance sheet of the Company as of the end of a fiscal quarter, less (i) all liabilities shown on such consolidated balance sheet that are classified and accounted for as current liabilities or, in the event that such consolidated balance sheet does not separately classify current liabilities, that otherwise would be considered current liabilities under GAAP (excluding current maturities of long-term debt and current maturities of capitalized lease obligations) and (ii) all assets shown on such consolidated balance sheet that are classified and accounted for as intangible assets and all other assets reflected in such consolidated balance sheet which, although not identified as intangible assets, would be considered intangible assets under GAAP, including, without limitation, franchises, patents and patent applications, trademarks, brand names and goodwill.

  "Debt" means indebtedness for borrowed money or indebtedness evidenced by bonds, notes, debentures or other similar instruments given to finance the acquisition of any businesses, properties or assets of any kind (including, without limitation, capital stock or other equity interests in any Person).

  "Funded Debt" means, as of any date of determination, any Debt of the Company or any of its Subsidiaries which, under GAAP, would appear as indebtedness on a consolidated balance sheet of the Company as of such date and which matures (or by its terms is extendable or renewable at the option of the Company or such Subsidiary for a period ending) more than 12 months from such date.

  "GAAP" means generally accepted accounting principles in the United States as in effect on the date of application thereof.

  "Lien" means any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance of any nature whatsoever.

  "Original Issuance Date" means March 19, 1998, the date on which the Notes were originally issued.

  "Permitted Lien" means (i) statutory liens or landlords', carriers', warehousemens', mechanics', suppliers', materialmens', repairmens' or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provisions, if any, required by GAAP shall have been made therefor, (ii) pledges or deposits to secure surety, stay, appeal, indemnity, customs or performance bonds which do not involve indebtedness for borrowed money and (iii) Liens incurred in connection with repurchase, swap or other similar agreements entered into for hedging purposes and not for speculation.

  "Person" means any individual, corporation, business trust, partnership, joint venture, joint-stock company, limited liability company, association, company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Principal Property" means any manufacturing, processing, distribution, research, research and development, warehousing or principal administration facility (including, without limitation, land, fixtures and equipment) owned or leased by the Company or any Subsidiary (including any of the foregoing acquired or leased after the Original Issuance Date) and located within the United States of America, the gross book value of which exceeds 1% of the Company's Consolidated Net Tangible Assets at the date of determination, in each case other than any of the foregoing which the Board of Directors by Board Resolution determines, together with all other manufacturing, processing, distribution, research, research and development, warehousing and principal administration facilities (including, without limitation, land, fixtures and equipment) previously so determined, are not of material importance to the business conducted by the Company and its Subsidiaries taken as an entirety.

  "Restricted Subsidiary" means any Subsidiary of the Company which (i) owns or leases a Principal Property (or portion thereof) and (ii) (A) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America or (B) which is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

  "Sale and Leaseback Transaction" means any direct or indirect arrangement, in one transaction or a series of related transactions, with any Person providing for the leasing to the Company or a Subsidiary of any Principal Property (or significant portion thereof), whether owned on the Original Issuance Date or thereafter acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person with the intention of taking back a lease of such Principal Property (or significant portion thereof).

  "Subsidiary" means (i) any corporation at least a majority of the total voting power of whose outstanding Voting Stock is owned, directly or indirectly, at the date of determination by the Company and/or one or more other Subsidiaries of the Company, (ii) any partnership in which the Company and/or one or more other Subsidiaries of the Company owns, directly or indirectly, at the date of determination at least a majority interest in the equity capital or profits of such partnership, or (iii) any other Person in which the Company and/or one or more other Subsidiaries of the Company, directly or indirectly, at the date of determination, (x) owns at least a majority ownership interest or (y) has the power to elect or direct the election of at least a majority of the directors or other governing body of such Person.

  "Voting Stock" means, with respect to any corporation, securities of any class or series of such corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors of the corporation.

DEFEASANCE AND COVENANT DEFEASANCE; SATISFACTION AND DISCHARGE

  The Notes will be subject to defeasance and covenant defeasance as described in the accompanying Prospectus under "Description of Debt Securities-- Satisfaction, Discharge and Defeasance--Defeasance and Covenant Defeasance." In that regard, the covenants described above under "--Certain Covenants" and certain other covenants in the Indenture, will be subject to such covenant defeasance. If the Company elects to effect defeasance or covenant defeasance with respect to the Notes, the Company will be required to effect such defeasance or covenant defeasance, as the case may be, with respect to all of the Notes then Outstanding. The provisions described in the accompanying Prospectus under "Description of Debt Securities--Satisfaction, Discharge and Defeasance--Satisfaction and Discharge" will also be applicable with respect to the Notes.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), the Company has agreed to sell to the Underwriters named below (the "Underwriters"), and the Underwriters have severally agreed to purchase, the principal amount of Notes set forth opposite their respective names below.

                                                                     PRINCIPAL
            UNDERWRITERS                                               AMOUNT
            ------------                                            ------------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..........................................  $ 40,000,000
   Morgan Stanley & Co. Incorporated..............................    40,000,000
   BancAmerica Robertson Stephens.................................    20,000,000
                                                                    ------------
        Total.....................................................  $100,000,000
                                                                    ============

  In the Purchase Agreement, the several Underwriters named therein have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes being sold pursuant to the Purchase Agreement if any such Notes are purchased. The Purchase Agreement provides that, in the event of a default by an Underwriter named therein, the purchase commitments of the non-defaulting Underwriters named therein may in certain circumstances be increased.

  The Underwriters have advised the Company that they propose initially to offer the Notes offered hereby to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .4% of the principal amount thereof. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount thereof on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Notes constitute a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on a national securities exchange. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes, but the Underwriters are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to whether or not a trading market for the Notes will develop or as to the liquidity of any trading market for the Notes which may develop.

  Until the distribution of the Notes is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members, if any, to bid for and purchase the Notes. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

  If the Underwriters create a short position in the Notes in connection with this offering (i.e., they sell more Notes than are set forth on the cover page of this Prospectus Supplement), the Underwriters may reduce that short position by purchasing Notes in the open market.

  The Underwriters may also impose a penalty bid on certain Underwriters and selling group members, if any. This means that if the Underwriters purchase Notes in the open market to reduce the Underwriters' short position or to stabilize the price of the Notes, they may reclaim the amount of the selling concession from any Underwriter or selling group member who sold those Notes as part of the offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  As described above under "Use of Proceeds," the Company intends to apply the net proceeds from the offering made hereby to repay borrowings under the Credit Agreement. Bank of America National Trust and Savings Association ("BofA") is a lender and agent for the other lenders under the Credit Agreement. Because BofA is an affiliate of one of the Underwriters, and because more than 10% of the net proceeds from the offering made hereby will be used to repay loans made by BofA under the Credit Agreement, this offering is being made pursuant to Conduct Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.

                                 LEGAL MATTERS

  The validity of the Notes will be passed upon by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Brown & Wood LLP, San Francisco, California, will act as counsel to the Underwriters.

                                    EXPERTS

  The consolidated financial statements of Sola International Inc. appearing in Sola International Inc.'s Annual Report (Form 10-K) for the year ended March 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of the Worldwide Ophthalmic Group of American Optical Corporation appearing in Exhibit 99.2 of Sola International Inc.'s Current Report (Form 8-K/A) dated as of May 6, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

                                 $250,000,000
                            SOLA INTERNATIONAL INC.
                       DEBT SECURITIES AND COMMON STOCK

                               ----------------

  Sola International Inc. (the "Company" or "Sola") may offer, issue and sell from time to time, together or separately, (i) senior, senior subordinated or subordinated debt securities (the "Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness, and (ii) shares of its common stock, $.01 par value per share (the "Common Stock"), in each case, in amounts, at prices and on such terms to be determined at the time of the offering. The Common Stock and the Debt Securities are collectively called the "Securities."

  The Securities offered pursuant to this Prospectus may be issued in one or more series and/or issuances and will have an aggregate public offering price of up to $250,000,000 (or the equivalent thereof, based on the applicable exchange rate at the time of sale, in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company). Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (i) in the case of Debt Securities, the specific title, the aggregate principal amount, the aggregate offering price, ranking as senior debt or subordinated debt, the denomination, the maturity, the premium, if any, the interest rate (which may be fixed, floating or adjustable), if any, the time and method of calculating payment of interest, if any, the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, the currency in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or repayment at the option of the holder thereof, any sinking fund provisions, the terms, if any, for conversion or exchange into other securities, listing, if any, on a securities exchange, any other special terms and the public offering price and any other terms of the offering and sale thereof and (ii) in the case of Common Stock, the aggregate number of shares offered, the public offering price and other terms of the offering and sale thereof. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

  Unless otherwise specified in a Prospectus Supplement, the Debt Securities, when issued, will be unsecured and unsubordinated obligations of the Company and will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "SOL." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

  SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

                               ----------------
THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  The Securities may be sold to or through underwriters or dealers as designated from time to time, to other purchasers directly or through agents designated from time to time or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Securities. See "Plan of Distribution."

                               ----------------
                The date of this Prospectus is March 10, 1998.

  Certain persons, including any underwriters, participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Such transactions may include stabilizing, the purchase of Securities to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Plan of Distribution."

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) from which such reports, proxy statements and other information may be obtained. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus constitutes a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and to the schedules and exhibits filed therewith. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by the Company pursuant to the Exchange Act are incorporated herein by reference:

    1. the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 (the "Form 10-K");

    2. the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

    3. the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

    4. the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997;

    5. the Company's Current Report on Form 8-K, dated as of February 23, 1998; and

    6. Exhibit 99.2 to the Company's Current Report on Form 8-K/A, dated as of May 6, 1996.

  All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of the filing of such documents.

  Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including a beneficial owner of the Securities, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Corporate Secretary, Sola International Inc., 2420 Sand Hill Road, Suite 200, Menlo Park, California 94025; telephone number: (650) 324-6868.

                                  THE COMPANY

  Sola designs, manufactures and distributes a broad range of eyeglass lenses, primarily focusing on the plastic lens segment of the global lens market. Sola has manufacturing and distribution sites in three major regions--North America, Europe and Rest of World (comprised primarily of Australia, Asia and South America).

  The Company's principal executive offices are located at 2420 Sand Hill Road, Suite 200, Menlo Park, California 94025 and its telephone number at that location is (650) 324-6868.

                                 RISK FACTORS

  In addition to the other information contained and incorporated by reference in this Prospectus, prospective investors should carefully consider the following risk factors before making an investment in the Notes offered hereby.

HIGHLY COMPETITIVE INDUSTRY AND EFFECT OF NEW PRODUCTS ON RESULTS

  The eyeglass lens and coating industry is highly competitive. The Company competes principally on the basis of customer service, the quality and breadth of product offerings, and price. The eyeglass lens and coating industry is characterized by price competition, which can be severe in certain markets, particularly for standard products. Sola attempts, to the extent possible, to counter competition on the basis of price by focusing on providing a rapid response to orders, maintaining high fill rates, developing differentiated new products, and educating processing laboratories and eyecare practitioners on the benefits of Sola lenses and coatings. There can be no assurance, however, that the Company's competitors will not develop products or services that are more effective or less expensive than the Company's products or which could render certain of the Company's products less competitive. Since recently-developed products comprise a substantial portion of the Company's sales, the Company's performance and future growth are dependent upon its continuing ability to develop and market new products. The Company's quarterly results can be affected by the ability to generate sales from new products as anticipated and the costs of such introductions.

  Some of the Company's competitors have significantly greater financial resources than the Company to fund expansion and research and development. See "--Substantial Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" included in the Company's Form 10-K. Within a particular market, certain of the Company's competitors may enjoy a "home-country" advantage over foreign competition. In addition, in certain markets (primarily Europe), the Company also faces competition from a number of its principal competitors which are vertically integrated with processing centers to a greater extent than the Company, enabling them to customize prescription lenses. This limits the number of independent lens processing customers to which the Company can market its products.

RESTRICTIONS ON PAYMENT OF DIVIDENDS FROM SUBSIDIARIES

  The Company's foreign operations are conducted through its subsidiaries. These operations contribute significantly to the Company's sales and profitability. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory restrictions, are contingent upon the results of operations of those subsidiaries and are subject to various business considerations. Dividends and other payments to the Company from subsidiaries in certain jurisdictions are subject to legal restrictions and may have adverse tax consequences to the Company. Management reviews the need for cash distributions to the Company from its foreign subsidiaries on a case by case basis. If the need for cash distributions from the subsidiaries should arise in the future, there can be no assurance that the subsidiaries will be permitted to make such cash distributions without legal restrictions or adverse tax consequences to the Company.

INTERNATIONAL OPERATIONS

  The Company operates manufacturing and distribution sites in three major regions of the world--North America (including Mexico), Europe and Rest of World (comprising primarily Australia, Asia and South America)--and derived approximately half of its net sales in the fiscal year ended March 31, 1997 from the sale of products outside the United States. As a result, a significant portion of the Company's sales and operations are subject to certain risks, including adverse developments in the foreign political and economic environment, exchange rates, tariffs and other trade barriers, staffing and managing foreign operations and potentially adverse tax consequences. Although the Company and its predecessors have been successfully conducting business outside of the United States since its inception in 1960, there can be no assurance that any of these factors will not have a material adverse effect on the Company's financial condition or results of operations in the future.

  The Company's interest expense is denominated predominantly in U.S. dollars; its cash flow, however, is comprised of a variety of currencies. Although the Company may enter into currency swap agreements with financial institutions to reduce its exposure to fluctuations in foreign currency values relative to its debt obligations, such hedging transactions, if entered into, will not eliminate that risk entirely. As a result of the Company's worldwide operations, currency exchange rate fluctuations tend to affect the Company's results of operations and financial position. The Company has significant operations in Brazil, which has, until recently, experienced a hyper-inflationary environment and whose currency risk may not be effectively hedged. The functional currency of the Company's operations in Brazil is the U.S. dollar. Under U.S. generally accepted accounting principles for hyper-inflationary countries, all translation and transaction adjustments of foreign operations are reflected in the Company's statements of operations. The Company's historical statements of operations reflect significant charges to income primarily attributable to significant devaluations of the Brazilian currency. There can be no assurance that hyper-inflationary conditions will not return to Brazil or be present in other countries in which the Company has significant operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Currency Exchange Rates" and "-- Inflation" included in the Company's Form 10-K.

RELIANCE ON KEY MANAGEMENT

  The operation of the Company requires managerial and operational expertise. Although all of the key management employees have employment contracts with the Company, there can be no assurance that such individuals will remain with the Company. If, for any reason, such key personnel do not continue to be active in the Company's management, operations could be adversely affected.

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

  The Company has not declared or paid any cash dividends on any class of its capital stock, and does not intend to pay dividends on its Common Stock in the foreseeable future. The Company's Credit Agreement with Bank of America National Trust and Savings Association restricts and limits the payment of dividends on the Common Stock. See "Market for the Registrant's Common Equity and Related Stockholder Matters" in the Company's Form 10-K.

ANTITAKEOVER PROVISIONS

  The Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions include advance notice procedures for stockholders to nominate candidates for election as directors of the Company and for stockholders to submit proposals for consideration at stockholders' meetings. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law, which limits transactions between a publicly held company and "interested stockholders" (generally, those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). This provision of Delaware law also may have the effect of deterring certain potential acquisitions of the Company.

                                USE OF PROCEEDS

  Unless otherwise indicated in any accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include capital expenditures, the repayment of indebtedness, working capital and acquisitions.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the periods indicated. The ratios for the periods ended prior to December 1, 1993, the date of the Company's purchase of the Sola business unit (the "Predecessor Business") of Pilkington plc, are those of the Predecessor Business. The historical financial data, including the ratios set forth below, of the Predecessor Business and the Company are not comparable in all respects.

                                                                         PREDECESSOR
                                   SOLA INTERNATIONAL INC.                BUSINESS
                         -------------------------------------------- -----------------
                           NINE                                FOUR    EIGHT    FISCAL
                          MONTHS                              MONTHS   MONTHS    YEAR
                          ENDED                               ENDED    ENDED    ENDED
                         DEC. 31, FISCAL YEAR ENDED MAR. 31, MAR. 31, NOV. 30, MAR. 31,
                         -------- -------------------------- -------- -------- --------
                           1997     1997     1996     1995   1994(2)    1993     1993
                         -------- -------- -------- -------- -------- -------- --------
Ratio of earnings to
 fixed charges(1).......   4.30       3.24     4.36     2.03    --      4.86     4.86

--------
(1) In calculating this ratio, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, and amortization of deferred financing fees, whether expensed or capitalized, plus the portion of rental expense under operating leases which has been deemed by the Company to be representative of the interest factor.
(2) Earnings were insufficient to cover fixed charges by $60.4 million due to the Company recording two non-recurring, noncash charges associated with the acquisition by the Company of the Sola business unit of Pilkington plc on December 1, 1993: (i) a $32.9 million charge for the amortization associated with an inventory write up to fair value and (ii) a $40.0 million charge for the write-off of in-process research and development.

                        DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by a Prospectus Supplement (the "Offered Debt Securities") will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

  The Offered Debt Securities are to be issued in one or more series under an Indenture as amended or supplemented from time to time (the "Indenture") between the Company and State Street Bank and Trust Company of California, N.A., as Trustee. The term "Trustee," as used herein shall mean State Street Bank and Trust Company of California, N.A.; if at any time there is more than one Trustee acting under the Indenture, the term "Trustee" as used herein with respect to Debt Securities of any particular series shall mean the Trustee with respect to the Offered Debt Securities of such series. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summaries of certain provisions of the Indenture and the Offered Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms and of those terms made a part thereof by the Trust Indenture Act. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

  The Debt Securities will be unsecured obligations of the Company. Unless otherwise stated in a Prospectus Supplement, the Debt Securities will be unsubordinated obligations of the Company and will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Company may also issue Debt Securities ("Subordinated Debt Securities") which are subordinated in right of payment, in the manner and to the extent described in the applicable Prospectus Supplement, to all existing and future Senior Indebtedness (as defined in the applicable Prospectus Supplement) of the Company.

  The Company conducts a significant portion of its business through its direct and indirect, domestic and foreign subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the Debt Securities, are partially dependent on the earnings of such subsidiaries and the Debt Securities will be effectively subordinated to all existing and future indebtedness, guarantees and other liabilities of such subsidiaries.

  The Debt Securities to be offered by this Prospectus are limited to $250,000,000 in aggregate public offering price. The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any Holder, for issuances of additional Debt Securities of such series. (Section 301) The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities.

  Reference is made to the Prospectus Supplement relating to the Offered Debt Securities for the following terms, where applicable, of the Offered Debt
Securities: (1) the title of the Offered Debt Securities or series of which they are a part; (2) the aggregate principal amount of the Offered Debt Securities and any limit on the aggregate principal amount of the Offered Debt Securities; (3) the Person to whom any interest on an Offered Debt Security of the series shall be payable, if other than the Person in whose name that Offered Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such series, (4) the date or dates, or the method or methods, if any, by which such date or dates shall be determined, on which the principal of (and premium, if any, on) such Offered Debt Securities will be payable; (5) the rate or rates (which may be fixed, floating or adjustable) or the method of determination thereof, at which the Offered Debt Securities will bear interest, if any, the date or dates from which such interest will accrue or method by which such date or dates shall be determined, the Interest Payment Dates on which any such interest will be payable, the Regular Record Date, if any, for any such interest payable on any Interest Payment Date, or the method by which such date or dates shall be determined, whether and under what circumstances Additional Amounts on such Offered Debt Securities will be payable and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months; (6) the place or places where the principal of and any premium and interest on such Offered Debt Securities will be payable;
(7) the period or periods within which, the price or prices at which, the currencies, currency units or composite currencies in which, and the other terms and conditions upon which such Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem, repay or purchase any of such Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which any of such Offered Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to any such obligation; (9) the denominations in which such Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) if other than the currency of the United States of America, the foreign currencies, currency units or composite currencies in which the principal of or any premium or interest on such Offered Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time); (11) if the amount of payments of principal of or any premium or interest on such Offered Debt Securities ("Indexed Debt Securities") may be determined with reference to an index, pursuant to a formula, or pursuant to other methods, the manner in which such amounts will be determined; (12) if the principal of or any premium or interest on such Offered Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies, currency units or composite currencies other than those in which the Offered Debt Securities are stated to be payable, the currencies, currency units or composite currencies in which payment of any such amount as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the entire principal amount thereof, the portion of the principal amount of such Offered Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof pursuant to the Indenture or, if applicable, the portion of the principal amount of Offered Debt Securities that is convertible into or exchangeable for other securities or the method by which such portion will be determined; (14) if applicable, that such Offered Debt Securities are subject to defeasance or covenant defeasance (each as hereinafter defined) as provided in the Indenture; (15) whether such Offered Debt Securities are convertible into or exchangeable for Common Stock or other securities and the terms and conditions upon which such conversion or exchange may be effected;
(16) whether any of the Offered Debt Securities will be issued in whole or in part in book-entry form and, in such case, the depositary for such book-entry security or securities and the circumstances, if any, in addition to the circumstances (if applicable) described below under "--Book-Entry Debt Securities," under which any such book-entry Debt Securities may be registered in the name of a Person other than such depositary or its nominee; (17) whether Offered Debt Securities are to be issuable as registered securities, as bearer securities or alternatively as bearer and registered securities and whether the bearer securities are to be issuable with coupons, without coupons or both, and any restrictions applicable to the offer, sale or delivery of the bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa; (18) if any of the Offered Debt Securities are to be issuable as bearer securities, the date as of which any such bearer securities shall be dated, if other than the date of original issuance of the first of such bearer securities to be issued; (19) provisions, if any, granting special rights to the Holders of such Offered Debt Securities upon the occurrence of such events as may be specified; (20) any addition to, or modification or deletion of, any Events of Default or covenants provided for with respect to the Offered Debt Securities; (21) the terms, if any, pursuant to which the Offered Debt Securities will be made subordinate in right of payment to all Senior Indebtedness of the Company, and the definition of any such Senior Indebtedness; (22) whether the payment of principal, premium and interest, if any, Additional Amounts, if any, and other amounts due under the Indenture, and performance of the Company's other obligations under the Indenture, will be guaranteed by one or more guarantors, including subsidiaries of the Company; and (23) any other terms of such Offered Debt Securities, whether or not consistent with the provisions of the Indenture. (Section 301)

  Unless otherwise indicated in the Prospectus Supplement relating to Offered Debt Securities, the principal of, premium, if any, or interest, if any, on the Debt Securities initially will be payable, and the Debt Securities initially will be exchangeable and transfers thereof initially will be registrable, at the office of the Trustee specified under "--Concerning the Trustee," provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer to an account located in the United States maintained by the Person entitled thereto. (Sections 305, 307 and 1002). Any payment of principal and any premium or interest required to be made on an Interest Payment Date, Redemption Date or at Maturity which is not a Business Day at any Place of Payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or at Maturity, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Maturity. (Section
113)

  All monies paid by the Company to the Trustee for the payment of principal of (and premium, if any) or interest, if any, on any Debt Security that remain unclaimed by the Holder of such Debt Security at the end of two years after such principal, premium or interest shall become due and payable will be repaid by the Trustee to the Company upon Company Request, and such Holder will thereafter look only to the Company for payment thereof. (Section 1003)

  Unless otherwise indicated in the Prospectus Supplement relating to Offered Debt Securities, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. (Section 302). No service charge will be made for registration of any transfer or exchange of the Debt Securities, but the Company may, subject to certain exceptions, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

  Debt Securities may be issued under the Indenture as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount from their stated principal amount. In addition, under Treasury Regulations it is possible that Debt Securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other Debt Securities treated as issued at an original issue discount) will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means a security, including any security that does not provide for the payment of interest prior to Maturity, which is issued at a price lower than the principal amount thereof and which provides that upon redemption or acceleration of the Stated Maturity thereof an amount less than the principal amount thereof shall become due and payable. (Section 101)

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) default under any bond, debenture, note, mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by a Significant Subsidiary of the Company, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $20,000,000, whether such indebtedness exists at the date of the Indenture or shall thereafter be created, which default shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness being discharged or such acceleration having been rescinded or annulled within 30 days after written notice as provided in the Indenture; (f) certain events in bankruptcy, insolvency or reorganization of the Company; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501). No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder.

  If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal of (or, if any of the Debt Securities of that series are Original Issue Discount Securities or Indexed Debt Securities, such portion of the principal amount as may be specified in the terms of that series) and accrued interest on all the Debt Securities of that series to be due and payable immediately by notice in writing to the Company (and to the Trustee, if given by the Holders). At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, and before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration by written notice. (Section 502). For information as to waiver of defaults, see "--Modification and Waiver."

  Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities or Indexed Debt Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities or Indexed Debt Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Trustee shall, within 90 days after the occurrence of a default with respect to Debt Securities of any series, give all Holders of Debt Securities of such series then Outstanding notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of a default in the payment of principal of or any premium or interest on any Debt Security of any series, or in the payment of any sinking fund installment with respect to Debt Securities of any series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of all Holders of Debt Securities of such series then outstanding. (Trust Indenture Act of 1939)

  The Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during a default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Debt Securities of any series, unless such Holders shall have offered to the Trustee reasonable security or indemnity against costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 601). Subject to such provisions for indemnification of the Trustee and to certain other conditions, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

  Under the Indenture, the Company is required to furnish to the Trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying the nature and status of such default. (Section 1005)

COVENANTS

  The particular covenants, if any, relating to any series of Debt Securities will be described in the Prospectus Supplement relating to such series. If any such covenants are described, the Prospectus Supplement will also state whether the "covenant defeasance" provisions described below also apply.

CONSOLIDATION, MERGER AND TRANSFER OF ASSETS

  Under the Indenture, the Company may not consolidate with or merge with or into any other Person, and the Company may not sell, lease or convey all or substantially all of its assets to another Person, unless (i) (a) in the case of a merger, the Company is the surviving corporation in the merger, or (b) the Person (if other than the Company) surviving the merger, formed by such consolidation or which acquires such assets is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes payment of the principal of and any premium and interest on the Debt Securities and the performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company and (ii) immediately thereafter, no Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default shall have occurred and shall be continuing. (Article Eight)

  In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the surviving company, the successor entity would be substituted for, and may exercise every right and power of the Company and, except in the case of a lease, the Company would be relieved of any obligations and covenants under the Indenture and the Debt Securities.

SATISFACTION, DISCHARGE AND DEFEASANCE

  Satisfaction and Discharge. The Indenture, with respect to any series of Debt Securities (except for certain specified surviving obligations, including
(A) any rights of registration of transfer or exchange and (B) rights to receive the principal, premium, if any, and interest, if any, on the Debt Securities) will be discharged and canceled upon the satisfaction of certain conditions, including the following: (i) all Debt Securities of such series that have been theretofore authenticated and delivered shall have been delivered to the Trustee for cancellation or (ii) (a) all Debt Securities of such series not theretofore delivered to the Trustee for cancellation have become due or payable, will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year and (b) the deposit with such Trustee of an amount sufficient to pay the principal, premium, if any, and interest, if any, to the Stated Maturity or Redemption Date, as the case may be, of all Debt Securities of such series. (Section 401)

  Defeasance and Covenant Defeasance. If so specified in the Prospectus Supplement with respect to Debt Securities of any series, the Company at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of or any Debt Securities within such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain certain offices or agencies in each Place of Payment and hold moneys for payment in trust) ("defeasance"), or (ii) will not be subject to certain restrictive covenants included in the Indenture and, if applicable, the applicable Prospectus Supplement with respect to the Debt Securities of or any Debt Securities within such series ("covenant defeasance"), in each case if the Company irrevocably deposits with the Trustee, in trust, money or Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the opinion of independent public accountants or an independent investment banking firm) to pay all the principal (including any mandatory sinking fund payments) of, and premium, if any, and interest, if any, on, the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. To exercise either defeasance or covenant defeasance, among other things, (1) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel stating that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law or the judicial interpretation thereof by a U.S. federal court of competent jurisdiction, in either case to the effect that, and based thereon such opinion of independent counsel shall confirm that, the Holders of the Outstanding Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, (2) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel to the effect that the Holders of the Outstanding Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred and (3) no Event of Default, or event which with notice or lapse of time or both would become an Event of Default, with respect to the Debt Securities of such series shall have occurred and shall be continuing on the date of such deposit or, insofar as Events of Default of the type described in clause (f) of the first paragraph under "Events of Default" above are concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that the condition contained in this clause (3) shall not be deemed satisfied until the expiration of such period). Unless otherwise indicated in the Prospectus Supplement relating to the Offered Debt Securities, the provisions for subordination of Subordinated Debt Securities are subject to the provisions for satisfaction and discharge, defeasance and covenant defeasance. (Article Fourteen)

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of (or premium, if any) or any installment of principal of or interest on any Debt Security or the date, if any, on which any Debt Security is subject to repayment at the option of the Holder, (b) reduce the principal amount of, or any premium or interest on, or the rate of interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or after the Maturity thereof, (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture or
(h) modify any of the provisions relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Debt Security affected thereby or, in the case of the Subordinated Debt Securities, modify any of the provisions of the Indenture relating to the subordination or to the applicable definition of "Senior Indebtedness" in a manner adverse to the Holders of such Subordinated Debt Securities. (Section
902)

  Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder of Debt Securities for, among other things, any of the following purposes: (i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Debt Securities as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture;
(iii) to add additional Events of Default; (iv) to add to or change any provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debt Securities in bearer form, registrable or not registrable as to principal, and with or without coupons, to change or eliminate any restrictions on the payment of principal of, or any premium or interest on, bearer securities, to permit bearer securities to be issued in exchange for registered securities, to permit bearer securities to be exchanged for bearer securities of other authorized denominations, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that any such action shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect; (v) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Debt Securities, provided that, any such addition, change or elimination (1) shall neither (A) apply to any Debt Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Debt Security with respect to such provision or (2) shall become effective only when there is no such Debt Security outstanding; (vi) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; (vii) to secure the Debt Securities;
(viii) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance, covenant defeasance or satisfaction and discharge of any series of Debt Securities pursuant to the Indenture; provided, that any such action shall not adversely affect the interests of the Holders of Debt Securities of such series or any other series of Debt Securities in any material respect; (ix) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect; (x) to add a guarantor or guarantors for any or all series of Debt Securities; (xi) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939; and
(xii) to establish the form or terms of any series of Debt Securities. (Section 901)

  The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of or premium, if any, or interest on any Debt Security of that series or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

CONVERSION RIGHTS

  The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or any other security will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or any other security, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York, but without regard to principles of conflicts of law. (Section 112)

CONCERNING THE TRUSTEE

  State Street Bank and Trust Company of California, N.A., through its affiliate's corporate trust office currently located at 61 Broadway, 15th Floor, New York, New York 10006, will act as Trustee for the benefit of the Holders of the Debt Securities under the Indenture.

  The Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. (Section 610). In the event that two or more Persons are acting as Trustee with respect to different series of Debt Securities under the Indenture, each such Trustee shall be a Trustee of a trust thereunder separate and apart from the trust administered by any other such Trustee (Section 611), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee.

BOOK-ENTRY DEBT SECURITIES

  Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form (each a "Global Security"). Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Payments of principal of (and premium, if any) and interest, if any, on Debt Securities represented by a Global Security will be made by the Company to the Trustee, and then by such Trustee to the depository.

  The Company anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Additional or differing terms of the depository arrangement will be described in the Prospectus Supplement.

  So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the Indenture. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in certificated form; such laws may limit the transferability of beneficial interests in a Global Security.

  If (i) DTC is at any time unwilling, unable or ineligible to continue as depository for the Debt Securities of any series and a successor depository is not appointed by the Company within 90 days following notice to the

Company; (ii) the Company determines, in its sole discretion, not to have the Debt Securities of any series represented by one or more Global Securities, or
(iii) an Event of Default under the Indenture has occurred and is continuing with respect to the Debt Securities of any series, then the Company will issue individual Debt Securities of such series in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of such series in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such Debt Securities in certificated form registered in its name. Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.

  The following is based on information furnished by DTC:

    In the event that DTC acts as securities depository for any Debt Securities, such Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One fully registered Debt Security certificate may be issued with respect to up to $200 million aggregate principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except in the limited circumstances described above.

    To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by DTC to Direct
  Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such issue to be redeemed.

    Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

    Payments of principal of (and premium, if any) and interest on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, any Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal (and premium, if any) and interest, if any, to DTC will be the responsibility of the Company or the applicable Paying Agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the applicable Paying Agent. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Securities in certificated form are required to be prepared and delivered as described above.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Securities in certificated form will be prepared and delivered as described above.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but neither the Company nor any underwriter or agent takes any responsibility for the accuracy thereof.

  None of the Company, any underwriter or agent, the Trustee or any applicable Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

                          DESCRIPTION OF COMMON STOCK

GENERAL

  The following summary of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate of Incorporation") and the Company's Amended and Restated By-Laws (the "Amended and Restated By-Laws"), copies of which have been filed with the Commission and may be obtained as described under "Available Information."

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of January 30, 1998, 24,542,703 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. All outstanding shares of Common Stock are fully paid and non-assessable.

  The Common Stock is traded on the NYSE under the symbol "SOL."

DIVIDEND RIGHTS

  Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor, after payment of dividends required to be paid on outstanding Preferred Stock, if any.

VOTING RIGHTS

  Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the Company's stockholders, including the election of directors. The Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors. The issuance of any shares of Preferred Stock may result in dilution of voting power.

LIQUIDATION RIGHTS

  In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock then outstanding, if any.

PREEMPTIVE RIGHTS

  The Common Stock has no preemptive, conversion or redemption rights.

CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Amended and Restated Certificate of Incorporation, the Amended and Restated By-Laws and Delaware law contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise.

  Preferred Stock. The Board of Directors of the Company is authorized without further stockholder action to provide for the issuance from time to time of up to 5,000,000 shares of Preferred Stock, in one or more classes or series. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock.

  Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. The Amended and Restated By-Laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

  The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Company's Board of Directors, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been specified in the notice of the meeting given by, or at the direction of, the Company's Board of Directors (or any duly authorized committee thereof) or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting.

  Section 203 of Delaware Law. Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") prevents an "interested stockholder" (defined as a person who, together with affiliates and associates, beneficially owns (or within three years, did beneficially own) 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless upon consummation of such transaction the interested stockholder owns 85% of the voting stock of the corporation outstanding at the time the transaction commenced or unless the business combination is, or the transaction in which such person became an interested stockholder was, approved in a prescribed manner. A "business combination" generally includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholder."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Boston Equiserve
L.P.

                             PLAN OF DISTRIBUTION

  The Company may sell Securities to or through one or more underwriters or dealers, directly to institutional investors or other purchasers, through agents, or through a combination of such or other methods. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Securities if any are purchased.

  The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the related Prospectus Supplement.

  If so indicated in the related Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

  Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company with respect to payments they may be required to make in respect thereof.

  Certain of the underwriters or agents and their affiliates may engage in transactions with and perform services for the Company or its affiliates in the ordinary course of their respective businesses.

  If underwriters or dealers are used in the sale, until the distribution of the Securities is completed, rules of the Securities and Exchange Commission may limit the ability of any such underwriters and certain selling group members, if any, to bid for and purchase the Securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the Securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities.

  If the underwriters create a short position in the Securities in connection with the offerings, i.e., if they sell more Securities than are set forth on the cover page of the Prospectus Supplement, the representatives of the underwriters may reduce that short position by purchasing Securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option, if any, described in the Prospectus Supplement.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither the Company nor any underwriter or agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Securities. In addition, neither the Company nor any underwriter or agent makes any representation that the representatives of any underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members, if any. This means that if the representatives of the underwriters purchase Securities in the open market to reduce the underwriters' short position or to stabilize the price of the Securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those Securities as part of the offering. The imposition of a penalty bid might also have an effect on the price of the Securities to the extent that it discourages resales of the Securities.

  The Debt Securities may or may not be listed on a national securities exchange or traded in the over-the-counter market. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. No assurances can be given as to the liquidity of the trading market for any of such securities.

                                 LEGAL MATTERS

  The validity of the Debt Securities and the Common Stock will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedule of Sola International Inc. appearing in Sola International Inc.'s Annual Report (Form 10-K) for the year ended March 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of the Worldwide Ophthalmic Group of American Optical Corporation appearing in Exhibit 99.2 of Sola International Inc.'s Current Report (Form 8-K/A) dated as of May 6, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, AT ANY TIME OR UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
Forward-Looking Statements.................................................  S-2
The Company................................................................  S-3
Use of Proceeds............................................................  S-5
Capitalization.............................................................  S-6
Selected Financial Information.............................................  S-7
Description of the Notes...................................................  S-9
Underwriting............................................................... S-15
Legal Matters.............................................................. S-16
Experts.................................................................... S-16
                                   PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Risk Factors...............................................................    4
Use of Proceeds............................................................    6
Ratio of Earnings to Fixed Charges.........................................    6
Description of Debt Securities.............................................    6
Description of Common Stock................................................   15
Plan of Distribution.......................................................   17
Legal Matters..............................................................   19
Experts....................................................................   19

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                                 $100,000,000

                            SOLA INTERNATIONAL INC.

                             6 7/8% NOTES DUE 2008

                                ---------------
                             PROSPECTUS SUPPLEMENT
                                ---------------

                              MERRILL LYNCH & CO.
                          MORGAN STANLEY DEAN WITTER
                        BANCAMERICA ROBERTSON STEPHENS

                                MARCH 13, 1998

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